Exhibit 16.1

May 11, 2007

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

United States of America

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on May 9, 2007, to be filed by Mohawk Industries, Inc, the parent of our former client, Unilin Flooring BVBA and Unilin Holding Inc.  We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

BDO Atrio Bedrijfsrevisoren Burg. CVBA

Represented by

/s/ Veerle Catry

Veerle Catry